Exhibit 4.10

EXECUTION VERSION

EIGHTH SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 2, 2016, by and among PRIME FINANCE INC., a Delaware corporation (the “New Guarantor”), a subsidiary of PRIME SECURITY SERVICES BORROWER, LLC (or its successor), a Delaware limited liability company, and THE ADT CORPORATION (or its successor), a Delaware corporation (the “Company”), and WELLS FARGO BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of July 5, 2012 (as originally executed or as it may be from time to time supplemented or amended by one or more supplemental indentures supplemental thereto, the “Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness;

WHEREAS, the Company has issued (i) $750,000,000 of 2.250% Notes due 2017, (ii) $1,000,000,000 of 3.500% Notes due 2022 (the “2022 Notes”), (iii) $750,000,000 of 4.875% Notes due 2042 (the “2042 Notes”), (iv) $700,000,000 of 4.125% Senior Notes due 2023 (the “2023 Notes”) and (v) $1,000,000,000 of 6.250% Senior Notes due 2021 (the “2021 Notes” and, together with the 2022 Notes, the 2042 Notes and the 2023 Notes, the “Secured Notes”);

WHEREAS, the Company, the Trustee and the existing Notes Guarantors have executed and delivered a Sixth Supplemental Indenture, dated as of April 8, 2016 (the “Sixth Supplemental Indenture”), to provide guarantees and security in respect of the 2022 Notes, the 2042 Notes and the 2023 Notes; and

WHEREAS, the Company, the Trustee and the existing Notes Guarantors have executed and delivered a Seventh Supplemental Indenture, dated as of April 22, 2016 (the “Seventh Supplemental Indenture”), to provide guarantees and security in respect of the 2021 Notes; and

WHEREAS, pursuant to the Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, the Trustee, the Company and any Notes Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Secured Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Notes Guarantors (if any), to guarantee the Company’s Obligations under the Secured Notes and the Indenture on the terms and subject to the conditions set forth in Article II of the Sixth Supplemental Indenture and Article II of the Seventh Supplemental Indenture, as applicable, and to be bound by all other applicable provisions of the Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and the Secured Notes and to perform all of the obligations and agreements of a guarantor under the Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, as applicable.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.03 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Secured Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PRIME FINANCE INC.

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

THE ADT CORPORATION

By:	/s/ Timothy J. Whall
Name: Timothy J. Whall
Title: President and Chief Executive Officer

[Signature Page to Eighth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

[Signature Page to Eighth Supplemental Indenture]